EXHIBIT 99.2

June 8, 2020

[Shareholder Name]

[Address]

[Address2]

[City, State Zip]

Dear [Shareholder Name],

We are very pleased to announce that TransBiotec has closed on the acquisition of certain technology assets from IDTEC LLC, a Colorado limited liability company (“IDTEC”), and its parent company First Capital Ventures, LLC (“First Capital”). Contemporaneous with the closing of the transaction (the “Transaction”), TransBiotec, Inc. changed its name to SOBR Safe, Inc. (www.SOBRSafe.com) and began trading under the temporary ticker symbol “IMLED”. SOBR Safe has been assigned a new ticker symbol (SOBR) and its common stock will trade under the new ticker symbol in approximately 20 trading days.

In advance of closing the Transaction, IDTEC, its parent company First Capital, and other affiliated entities invested a total of $2,500,000 in the development and testing of our preventative, touch-based alcohol detection technology, SOBR®Check. SOBR®Check is entering its pilot testing phase, and management expects to have a commercially viable product in First Quarter 2021. Learn more about SOBR Safe and SOBR®Check at www.SOBRSafe.com.

In connection with the closing of the Transaction, the Company effected a 1-for-33.26 reverse stock split of its common stock.

As excerpted from the corresponding news release issued June 8, 2020:

“This is truly a watershed moment for everyone with an interest in TransBiotec, IDTEC and SOBR Safe, and even more for the global audience seeking to keep our roadways and workplaces safe and alcohol-free,” stated Gary Graham, First Capital Executive Managing Partner and SOBR Safe Board member. “We believe in this stellar management team’s mission to increase productivity and save lives. As a public company, SOBR Safe has the forum and foundation to gain maximum awareness for both SOBR®Check and other safety-critical detection technologies to come.”

SOBR Safe Chairman and Chief Revenue Officer Dave Gandini stated “I have spent more than 30 years in executive and new venture leadership, and I believe that we have put together a first rate management and business development team that has the skill set to succeed with the SOBR Check products. We are working with global employers to gather invaluable performance data, and we believe that as an organization we are well-positioned to make a material and lasting impact on the safety of our communities – in America and beyond.”

info@sobrsafe.com	885 Arapahoe Ave. Boulder, CO 80302 1.844.SOBRSAFE (762.7723)	www.sobrsafe.com

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We want to take this opportunity to thank you for your continued support of TransBiotec, and now SOBR Safe, and we are committed to providing you and the capital markets frequent and material updates on the status of the business. Please also note that we now have a dedicated support resource at investor.relations@sobrsafe.com, so please do not hesitate send us any questions that this or future communications might inspire.

Sincerely,

Dave Gandini

SOBR Safe, Inc.

Chairman & Chief Revenue Officer

Forward Looking Statement

SOBR Safe, Inc.’s statements in this shareholder letter that are not historical fact and that relate to future plans or events are forward-looking statements. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include risks associated with changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in SOBR Safe, Inc.’s filings with the Securities and Exchange Commission, including SOBR Safe, Inc.’s most recent Annual Report on Form 10-K.

info@sobrsafe.com	885 Arapahoe Ave. Boulder, CO 80302 1.844.SOBRSAFE (762.7723)	www.sobrsafe.com

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